SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 26, 2003

ORBITAL SCIENCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-14279	06-1209561

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21839 Atlantic Boulevard, Dulles, Virginia 20166

(Address of principal executive offices)

Registrant’s telephone number, including area code:    (703) 406-5000

(Former name or former address, if changed since last report)

Item 5. Other Events.

     On June 26, 2003, Orbital Sciences Corporation (“Orbital”) announced that it had successfully launched the company-built OrbView-3 high-resolution imaging satellite into its targeted orbit aboard the company’s Pegasus rocket. Orbital designed, developed, built and tested the OrbView-3 satellite for Orbital Imaging Corporation (“ORBIMAGE”) at the company’s Dulles, Virginia satellite manufacturing facility.

     Also, on June 26, 2003, Orbital paid to ORBIMAGE $2.5 million pursuant to the terms of its settlement agreement with ORBIMAGE and ORBIMAGE’s Official Committee of Unsecured Creditors. Accordingly, all claims, including those brought by ORBIMAGE against Orbital and its two officer/directors named in a lawsuit filed in July 2002 in the U.S. Bankruptcy Court for the Eastern District of Virginia, have been released.

     As previously announced, for the second quarter of 2003, Orbital expects to record approximately $3.5 million of expected charges related to its settlement with ORBIMAGE. The $3.5 million of charges consist of the above-described $2.5 million charge and an estimated $1.0 million settlement charge in the second quarter related to the delay in the launch and on-orbit checkout of the OrbView-3 satellite.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBITAL SCIENCES CORPORATION (Registrant)

By: /s/ Michael R. Williams Michael R. Williams Vice President and Treasurer

Date: July 2, 2003